Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Bristow Group Reports Second Quarter Fiscal Year 2019 Results

•	Announces Agreement to Acquire Privately-Owned Columbia Helicopters for $560 Million - Expected to Significantly Improve Future Operational and Financial Performance

•	Revises Bristow Standalone Full Fiscal Year 2019 Adjusted EBITDA Guidance to $80 Million to $110 Million

•	Company schedules conference call for today at 7am CT (8am ET)

HOUSTON, November 9, 2018 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the three and six months ended September 30, 2018. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended September 30,			Six Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Operating revenue	$334,711	$357,992	(6.5)%	$685,698	$697,721	(1.7)%
Net loss attributable to Bristow Group	(144,190)	(31,209)	(362.0)%	(176,298)	(86,484)	(103.9)%
Diluted loss per share	(4.03)	(0.88)	(358.0)%	(4.94)	(2.45)	(101.6)%
Adjusted EBITDA (1)	21,310	32,378	(34.2)%	48,079	47,581	1.0%
Adjusted net loss (1)	(28,004)	(11,607)	(141.3)%	(57,127)	(40,746)	(40.2)%
Adjusted diluted loss per share (1)	(0.78)	(0.33)	(136.4)%	(1.60)	(1.16)	(37.9)%
Operating cash flow	17,217	15,845	8.7%	(26,902)	(35,334)	23.9%
Capital expenditures	8,407	11,764	(28.5)%	17,302	24,317	(28.8)%
Rent expense	49,591	57,224	(13.3)%	99,672	115,899	(14.0)%

	September 30, 2018	June 30, 2018	March 31, 2018	% Change June 30, 2018 to September 30, 2018	% Change March 31, 2018 to September 30, 2018
Cash	$307,791	$316,550	$380,223	(2.8)%	(19.0)%
Undrawn borrowing capacity on ABL Facility (2)	11,691	25,216	—	(53.6)%	*
Total liquidity	$319,482	$341,766	$380,223	(6.5)%	(16.0)%
______________
* percentage change too large to be meaningful or not applicable

(1)	A full reconciliation of non-GAAP financial measures is included at the end of this news release

(2)	Our $75 million Asset-Backed Revolving Credit Facility (“ABL Facility”) closed on April 17, 2018 and, therefore, availability under such facility is not included in liquidity as of March 31, 2018.
“Amidst the uneven nature of the recovery in our global oil and gas business, Bristow remained focused on serving its growing global customer base, winning new contracts and delivering excellent safety improvement from the first quarter,” said Jonathan Baliff, Chief Executive Officer of Bristow Group. “Despite significant progress in strengthening service to our offshore oil and gas customers, and a solid performance from our U.K. SAR business, our financial results were affected negatively by foreign exchange volatility, the timing of certain operating costs and continued challenges in our fixed wing operations - and we have lowered our Bristow standalone adjusted EBITDA guidance accordingly.
“Today, we are announcing the signing of an agreement to acquire Columbia Helicopters. With this $560 million transaction, Bristow is taking a significant step forward today in terms of growing our diversified industrial aviation business and strengthening our consolidated financial position.

“The combination will create the world’s most diverse and effective rotor-wing fleet for our clients, with a platform that is capable of serving almost any rotor-wing mission across the globe. The acquisition will diversify our revenue by geography and end-market, deepen our position with the U.S. government and enable us to pursue global government contract opportunities that would not be available to either standalone company. This transaction, upon close, will significantly expand annual long-term contracted revenue, EBITDA and operating cash flow, in addition to deleveraging our balance sheet, and is expected to be immediately accretive to earnings per share and operating cash flow in fiscal year 2019,” added Jonathan Baliff.
BUSINESS AND FINANCIAL HIGHLIGHTS

•	Bristow has signed a definitive agreement to acquire privately held Columbia Helicopters for $560 million, creating the world’s most diverse and effective rotor-wing mission across the globe.

•
Net loss was $144.2 million ($4.03 per diluted share) for the September 2018 quarter, mainly due to a loss on impairment of $117.2 million ($2.83 per diluted share) related to our H225 owned aircraft and inventory and Eastern Airways assets, compared to a net loss of $31.2 million ($0.88 per diluted share) for the September 2017 quarter.

•
Adjusted net loss was $28.0 million ($0.78 per diluted share) for the September 2018 quarter compared to an adjusted net loss of $11.6 million ($0.33 per diluted share) for the September 2017 quarter; the September 2018 quarter is adjusted for $116.2 million in net unfavorable special items, including impairments of our H225 owned aircraft and inventory and Eastern Airways assets, and the September 2017 quarter is adjusted for $19.6 million in net unfavorable special items.

•	Adjusted EBITDA of $21.3 million for the September 2018 quarter.

•
Operating cash flows of $17.2 million and free cash flows of $9.5 million for the September 2018 quarter compared to operating cash flows of $15.8 million and free cash flows of $4.4 million for the September 2017 quarter.

•	After principal and interest payments in the September 2018 quarter of $39.7 million, we had $319.5 million of total liquidity as of September 30, 2018.

•
We are lowering our Bristow standalone fiscal 2019 adjusted EBITDA guidance from $90 million - $140 million to $80 million - $110 million, reflecting foreign exchange volatility, the timing of certain operating costs and continued headwinds in our fixed wing operations.

Operating revenue from external customers by line of service was as follows:

	Three Months Ended September 30,
	2018	2017	% Change

	(in thousands, except percentages)
Oil and gas services	$221,080	$243,754	(9.3)%
U.K. SAR services	56,928	56,060	1.5%
Fixed wing services	55,996	56,721	(1.3)%
Corporate and other	707	1,457	(51.5)%
Total operating revenue	$334,711	$357,992	(6.5)%
The year-over-year decrease in operating revenue was primarily driven by decreased flight activity in the September 2018 quarter in our Africa region, Canada operations within our Americas region, and our Asia Pacific region, with the largest impact coming from our operations in Africa due to a contract that expired on March 31, 2018, which was partially offset by increased activity with other customers. Also, revenue from our fixed wing services in our Asia Pacific region declined, partially offset by an increase in operating revenue from our fixed wing services in our Africa and Europe Caspian regions. Additionally, revenue decreased by $5.3 million compared to the September 2017 quarter due to changes in foreign currency exchange rates, primarily in our Asia Pacific region related to the strengthening of the U.S. dollar versus the Australian dollar.

The GAAP net loss and diluted loss per share for the September 2018 quarter were significantly impacted by the following special items:

•	Loss on impairment of $117.2 million ($101.1 million net of tax), or $2.83 per share, including:

◦	$87.5 million impairment of H225 aircraft and $8.9 million impairment of H225 inventory, and

◦	$20.8 million impairment of Eastern Airways assets including $17.5 million for aircraft and equipment, $3.0 million for intangible assets and $0.3 million for inventory,

•
Organizational restructuring costs of $2.7 million ($2.4 million net of tax), or $0.07 per share, included in direct cost and general and administrative expense, which resulted from separation programs across our global organization designed to increase efficiency and reduce costs,

•
Transaction costs of $1.2 million ($1.0 million net of tax), or $0.03 per share, included in general and administrative expense, resulting from the announced agreement to acquire Columbia Helicopters, and

•	A non-cash tax expense of $10.3 million, or $0.29 per share, from the valuation allowance on deferred tax assets.
Additionally, we realized a loss on disposal of assets of $1.3 million ($1.4 million net of tax), or $0.04 per share, during the September 2018 quarter from the sale or disposal of aircraft and other equipment.
The year-over-year change in GAAP net loss and diluted loss per share were primarily driven by loss on impairment in the September 2018 quarter discussed above, lower revenue in the September 2018 quarter discussed above, higher interest expense, foreign currency losses in the September 2018 quarter versus foreign currency gains in the September 2017 quarter and lower earnings from unconsolidated affiliates, partially offset by lower general and administrative expenses, lower losses on disposal of assets, lower rent expense and a more favorable effective tax rate.
The September 2018 quarter results benefited from the impact of $3.4 million of OEM cost recoveries resulting in a $2.4 million reduction in rent expense and a $1.0 million reduction in direct costs. The OEM cost recoveries described above are included within adjusted net income, adjusted earnings per share and adjusted EBITDA in the September 2018 quarter.
The year-over-year change in adjusted EBITDA was primarily driven by the decline in oil and gas revenue discussed above, foreign currency losses in the September 2018 quarter versus foreign currency gains in the September 2017 quarter, lower earnings from unconsolidated affiliates and lower results from our fixed wing services in our Asia Pacific region primarily due to an increase in maintenance expense and decrease in operating revenue. These unfavorable changes were partially offset by a decrease in general and administrative expense primarily from lower salaries and benefits in the September 2018 quarter and lower rent expense discussed above. The year-over-year change in adjusted net loss and adjusted diluted loss per share was impacted by the same items that impacted adjusted EBITDA as well as higher interest expense.
The September 2017 quarter was also impacted by special items as reflected in the table at the end of this release.
LIQUIDITY AND FINANCIAL FLEXIBILITY
Don Miller, Senior Vice President and Chief Financial Officer, commented, “Bristow’s previous financings and capital management continue to provide us with the runway needed to take advantage of the beginning of a recovery cycle for offshore oil and gas and the ability to capitalize on market opportunities like the transaction to acquire Columbia Helicopters. Bristow’s operations delivered positive operating and free cash flow in the September 2018 quarter. However, given the challenges noted we believe it is prudent to adjust our adjusted EBITDA guidance range for fiscal 2019 from $90 million to $140 million to $80 million to $110 million. Assuming a closing date of December 31, 2018 and the inclusion of Columbia for our fiscal fourth quarter 2019, our combined Bristow and Columbia fiscal 2019 adjusted EBITDA guidance range is $100 million to $140 million.”

REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended September 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$195,449	$196,595	(0.6)%
Operating income (loss)	$(11,414)	$9,854	(215.8)%
Operating margin	(5.8)%	5.0%	(216.0)%
Adjusted EBITDA	$19,865	$23,950	(17.1)%
Adjusted EBITDA margin	10.2%	12.2%	(16.4)%
Rent expense	$31,179	$36,851	(15.4)%
Operating revenue for Europe Caspian in the September 2018 quarter was flat compared to the September 2017 quarter with an unfavorable year-over-year impact from changes in foreign currency exchange rates and a decrease in Norway driven by less short-term activity, primarily offset by an increase in fixed wing revenue from Eastern Airways and an increase in U.K. SAR revenue. Eastern Airways contributed $31.4 million and $30.5 million in operating revenue for the September 2018 quarter and September 2017 quarter, respectively.
During the September 2018 quarter, we recorded $20.8 million for impairment of Eastern Airways assets including $17.5 million for aircraft and equipment, $3.0 million for intangible assets and $0.3 million for inventory. The impairments are excluded from adjusted EBITDA and adjusted EBITDA margin.
The decrease in operating income and operating margin from the September 2017 quarter was primarily due to the impairments for Eastern Airways assets discussed above. Adjusted EBITDA and adjusted EBITDA margin decreased primarily due to foreign exchange losses from revaluation of assets and liabilities included in other income (expense), net in the September 2018 quarter compared to gains recorded in the September 2017 quarter. Eastern Airways contributed a negative $0.7 million and positive $0.2 million in adjusted EBITDA for the September 2018 quarter and September 2017 quarter, respectively.
Africa

	Three Months Ended September 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$37,236	$48,627	(23.4)%
Operating income	$1,465	$7,835	(81.3)%
Operating margin	3.9%	16.1%	(75.8)%
Adjusted EBITDA	$5,105	$12,617	(59.5)%
Adjusted EBITDA margin	13.7%	25.9%	(47.1)%
Rent expense	$2,146	$2,176	(1.4)%
Operating revenue for Africa decreased in the September 2018 quarter primarily due to a contract that expired on March 31, 2018, which was partially offset by an increase in activity from other oil and gas customers due to a stronger than expected recovery as utilization on existing assets has improved. Additionally, fixed wing services in Africa generated $2.8 million and $1.6 million of operating revenue for the September 2018 quarter and September 2017 quarter, respectively.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased as a result of the decrease in operating revenue in the September 2018 quarter, which was partially offset by a decrease in direct costs and general and administrative expense.

Americas

	Three Months Ended September 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$57,958	$60,756	(4.6)%
Earnings from unconsolidated affiliates	$16	$2,150	(99.3)%
Operating income	$1,813	$7,483	(75.8)%
Operating margin	3.1%	12.3%	(74.8)%
Adjusted EBITDA	$8,961	$14,565	(38.5)%
Adjusted EBITDA margin	15.5%	24.0%	(35.4)%
Rent expense	$6,334	$5,191	22.0%
Operating revenue decreased in the September 2018 quarter primarily due to a decrease in operating revenue in Canada resulting from reduced activity, partially offset by an increase in activity with our U.S. Gulf of Mexico oil and gas customers.
Earnings from unconsolidated affiliates, net of losses, decreased primarily due to a reduction in earnings from our investment in Líder in Brazil resulting from an unfavorable change in foreign currency exchange rates and decline in activity.
The decreases in operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were driven by the decreases in operating revenue and earnings from unconsolidated affiliates discussed above and increase in rent expense.
Asia Pacific

	Three Months Ended September 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$46,625	$53,990	(13.6)%
Operating loss	$(6,988)	$(5,903)	(18.4)%
Operating margin	(15.0)%	(10.9)%	(37.6)%
Adjusted EBITDA	$(3,000)	$1,425	*
Adjusted EBITDA margin	(6.4)%	2.6%	*
Rent expense	$8,281	$10,595	(21.8)%
_____________
 * percentage change too large to be meaningful or not applicable
Operating revenue decreased in the September 2018 quarter primarily due to an end of short-term contracts in Australia and a decrease from our fixed wing operations at Airnorth. Airnorth contributed $21.8 million and $24.6 million in operating revenue for the September 2018 quarter and September 2017 quarter, respectively.
Operating loss increased and operating margin, adjusted EBITDA and adjusted EBITDA margin decreased in the September 2018 quarter primarily due to a decrease in operating revenue discussed above and an increase in maintenance expense at Airnorth, partially offset by a decrease in salaries and benefits due to headcount reductions, a reduction to rent expense related to the return of leased aircraft and OEM cost recoveries and a decrease in general and administrative expenses. Additionally, changes in foreign exchange rates negatively impacted adjusted EBITDA results by $2.3 million compared to the September 2017 quarter primarily due to foreign exchange rate losses of $1.1 million for the September 2018 quarter compared to foreign exchange rate gains of $0.8 million in the September 2017 quarter. Airnorth contributed a negative $1.9 million and positive $5.6 million in adjusted EBITDA for the September 2018 quarter and September 2017 quarter, respectively.

Corporate and other

	Three Months Ended September 30,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$708	$1,457	(51.4)%
Operating loss	$(113,274)	$(23,689)	(378.2)%
Adjusted EBITDA	$(9,621)	$(20,179)	52.3%
Rent expense	$1,651	$2,411	(31.5)%
Operating revenue decreased in the September 2018 quarter primarily due to the sale of Bristow Academy on November 1, 2017.
Operating loss for the September 2018 quarter includes impairments of $87.5 million for the impairment of H225 aircraft and $8.9 million for the impairment of H225 inventory. The impairments are excluded from adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA improved primarily due to foreign currency transaction gains of $0.1 million in the September 2018 quarter compared to foreign currency transaction losses of $1.2 million in the September 2017 quarter, and a reduction in general and administrative expenses.
GUIDANCE
Guidance for selected financial measures is included in the tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 7:00 a.m. CT (8:00 a.m. ET) today, Friday, November 9, 2018, to review both the announced transaction and the financial results for the fiscal year 2019 second quarter ended September 30, 2018. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2019 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days.
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, the Columbia acquisition and the expected benefits thereof, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; the risks that we may not complete the Columbia acquisition or achieve the expected benefits thereof; actions by customers and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018 and quarterly report on Form 10-Q for the quarter ended June 30, 2018. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622

Global Media Relations
Adam Morgan
Director, Global Communications
+1 281.253.9005

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017

Revenue:
Operating revenue from non-affiliates	$321,580	$340,593	$660,046	$662,711
Operating revenue from affiliates	13,131	17,399	25,652	35,010
Reimbursable revenue from non-affiliates	15,946	15,684	32,853	28,064
	350,657	373,676	718,551	725,785
Operating expense:
Direct cost	277,217	284,742	557,268	570,322
Reimbursable expense	15,194	15,414	31,098	27,640
Depreciation and amortization	30,489	31,381	61,430	62,437
General and administrative	38,839	48,622	78,940	95,329
	361,739	380,159	728,736	755,728

Loss on impairment	(117,220)	—	(117,220)	(1,192)
Loss on disposal of assets	(1,293)	(8,526)	(2,971)	(7,827)
Earnings (losses) from unconsolidated affiliates, net	(96)	2,063	(3,113)	1,398
Operating loss	(129,691)	(12,946)	(133,489)	(37,564)

Interest expense, net	(26,433)	(18,563)	(53,577)	(34,584)
Other income (expense), net	(3,204)	2,587	(7,154)	971
Loss before provision for income taxes	(159,328)	(28,922)	(194,220)	(71,177)
Benefit (provision) for income taxes	15,655	(2,474)	18,506	(15,965)
Net loss	(143,673)	(31,396)	(175,714)	(87,142)
Net (income) loss attributable to noncontrolling interests	(517)	187	(584)	658
Net loss attributable to Bristow Group	$(144,190)	$(31,209)	$(176,298)	$(86,484)

Loss per common share:
Basic	$(4.03)	$(0.88)	$(4.94)	$(2.45)
Diluted	$(4.03)	$(0.88)	$(4.94)	$(2.45)

Non-GAAP measures:
Adjusted EBITDA	$21,310	$32,378	$48,079	$47,581
Adjusted EBITDA margin	6.4%	9.0%	7.0%	6.8%
Adjusted net loss	$(28,004)	$(11,607)	$(57,127)	$(40,746)
Adjusted diluted loss per share	$(0.78)	$(0.33)	$(1.60)	$(1.16)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$307,791	$380,223
Accounts receivable from non-affiliates	218,792	233,386
Accounts receivable from affiliates	13,029	13,594
Inventories	117,706	129,614
Assets held for sale	24,176	30,348
Prepaid expenses and other current assets	46,603	47,234
Total current assets	728,097	834,399
Investment in unconsolidated affiliates	110,637	126,170
Property and equipment – at cost:
Land and buildings	243,245	250,040
Aircraft and equipment	2,491,291	2,511,131
	2,734,536	2,761,171
Less – Accumulated depreciation and amortization	(848,271)	(693,151)
	1,886,265	2,068,020
Goodwill	18,778	19,907
Other assets	117,027	116,506
Total assets	$2,860,804	$3,165,002

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$103,510	$101,270
Accrued wages, benefits and related taxes	47,011	62,385
Income taxes payable	6,809	8,453
Other accrued taxes	9,095	7,378
Deferred revenue	13,733	15,833
Accrued maintenance and repairs	28,372	28,555
Accrued interest	17,154	16,345
Other accrued liabilities	52,735	65,978
Short-term borrowings and current maturities of long-term debt	50,798	56,700
Total current liabilities	329,217	362,897
Long-term debt, less current maturities	1,398,911	1,429,834
Accrued pension liabilities	28,484	37,034
Other liabilities and deferred credits	31,639	36,952
Deferred taxes	97,372	115,192

Stockholders’ investment:
Common stock	385	382
Additional paid-in capital	858,809	852,565
Retained earnings	615,739	793,783
Accumulated other comprehensive loss	(322,015)	(286,094)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	968,122	1,175,840
Noncontrolling interests	7,059	7,253
Total stockholders’ investment	975,181	1,183,093
Total liabilities and stockholders’ investment	$2,860,804	$3,165,002

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(175,714)	$(87,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,430	62,437
Deferred income taxes	(27,651)	1,197
Write-off of deferred financing fees	—	621
Discount amortization on long-term debt	3,101	101
Loss on disposal of assets	2,971	7,827
Loss on impairment	117,220	1,192
Deferral of lease payment	2,841	—
Stock-based compensation	3,714	6,542
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	3,299	(1,190)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	6,792	(25,222)
Inventories	(3,785)	(1,848)
Prepaid expenses and other assets	2,980	7,320
Accounts payable	7,651	(4,581)
Accrued liabilities	(26,703)	(2,635)
Other liabilities and deferred credits	(5,048)	47
Net cash used in operating activities	(26,902)	(35,334)
Cash flows from investing activities:
Capital expenditures	(17,302)	(24,317)
Proceeds from asset dispositions	8,462	42,244
Net cash provided by (used in) investing activities	(8,840)	17,927
Cash flows from financing activities:
Proceeds from borrowings	387	338,018
Debt issuance costs	(2,554)	(6,695)
Repayment of debt	(29,970)	(318,130)
Partial prepayment of put/call obligation	(27)	(23)
Dividends paid to noncontrolling interest	(580)	—
Common stock dividends paid	—	(2,465)
Issuance of common stock	2,830	—
Repurchases for tax withholdings on vesting of equity awards	(1,504)	(548)
Net cash provided by (used in) financing activities	(31,418)	10,157
Effect of exchange rate changes on cash and cash equivalents	(5,272)	7,937
Net increase (decrease) in cash and cash equivalents	(72,432)	687
Cash and cash equivalents at beginning of period	380,223	96,656
Cash and cash equivalents at end of period	$307,791	$97,343

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	22,609	23,706	45,977	45,853
Africa	4,002	7,621	7,672	15,144
Americas	9,735	8,164	19,002	15,856
Asia Pacific	5,656	6,958	12,554	13,319
Consolidated	42,002	46,449	85,205	90,172
Operating revenue:
Europe Caspian	$195,449	$196,595	$406,435	$381,073
Africa	37,236	48,627	72,151	98,608
Americas	57,958	60,756	111,768	118,539
Asia Pacific	46,625	53,990	101,029	103,117
Corporate and other	708	1,457	898	3,169
Intra-region eliminations	(3,265)	(3,433)	(6,583)	(6,785)
Consolidated	$334,711	$357,992	$685,698	$697,721
Consolidated operating loss:
Europe Caspian	$(11,414)	$9,854	$10,514	$14,225
Africa	1,465	7,835	2,606	17,883
Americas	1,813	7,483	(5,774)	6,227
Asia Pacific	(6,988)	(5,903)	(7,959)	(18,433)
Corporate and other	(113,274)	(23,689)	(129,905)	(49,639)
Loss on disposal of assets	(1,293)	(8,526)	(2,971)	(7,827)
Consolidated	$(129,691)	$(12,946)	$(133,489)	$(37,564)
Operating margin:
Europe Caspian	(5.8)%	5.0%	2.6%	3.7%
Africa	3.9%	16.1%	3.6%	18.1%
Americas	3.1%	12.3%	(5.2)%	5.3%
Asia Pacific	(15.0)%	(10.9)%	(7.9)%	(17.9)%
Consolidated	(38.7)%	(3.6)%	(19.5)%	(5.4)%
Adjusted EBITDA:
Europe Caspian	$19,865	$23,950	$48,659	$40,102
Africa	5,105	12,617	10,424	26,000
Americas	8,961	14,565	8,554	20,741
Asia Pacific	(3,000)	1,425	(914)	(4,295)
Corporate and other	(9,621)	(20,179)	(18,644)	(34,967)
Consolidated	$21,310	$32,378	$48,079	$47,581
Adjusted EBITDA margin:
Europe Caspian	10.2%	12.2%	12.0%	10.5%
Africa	13.7%	25.9%	14.4%	26.4%
Americas	15.5%	24.0%	7.7%	17.5%
Asia Pacific	(6.4)%	2.6%	(0.9)%	(4.2)%
Consolidated	6.4%	9.0%	7.0%	6.8%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of September 30, 2018
(Unaudited)

	Percentage of Current Period Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters			Fixed Wing (1)		Unconsolidated Affiliates (4)
		Small	Medium	Large		Total (2)(3)		Total
Europe Caspian	59%	—	14	77	32	123	—	123
Africa	11%	4	28	7	3	42	48	90
Americas	16%	20	40	15	—	75	66	141
Asia Pacific	14%	—	8	20	14	42	—	42
Total	100%	24	90	119	49	282	114	396
Aircraft not currently in fleet: (5)
On order		—	—	27	—	27
Under option		—	—	4	—	4
_____________

(1)
Eastern Airways operates a total of 32 fixed wing aircraft in the Europe Caspian region and provides technical support for two fixed wing aircraft in the Africa region. Additionally, Airnorth operates a total of 14 fixed wing aircraft, which are included in the Asia Pacific region.

(2)	Includes 10 aircraft held for sale and 92 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	1	—	—	1
Africa	2	3	—	—	5
Americas	—	3	—	—	3
Asia Pacific	—	—	—	1	1
Total	2	7	—	1	10

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	3	38	12	53
Africa	—	1	3	—	4
Americas	2	14	6	—	22
Asia Pacific	—	3	6	4	13
Total	2	21	53	16	92

(3)	The average age of our fleet was approximately ten years as of September 30, 2018.

(4)
The 114 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 43 helicopters (primarily medium) and 22 fixed wing aircraft owned and managed by Líder Táxi Aéreo S.A. (“Líder”), our unconsolidated affiliate in Brazil included in the Americas region, and 41 helicopters and seven fixed wing aircraft owned by Petroleum Air Services (“PAS”), our unconsolidated affiliate in Egypt included in the Africa region, and one helicopter operated by Cougar Helicopters Inc., our unconsolidated affiliate in Canada.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY 2019 GUIDANCE

Bristow Standalone FY 2019 guidance as of September 30, 2018(1)
	Operating revenue [2]	Adjusted EBITDA[2,3]	Rent[2]
Oil and gas	~$825M - $925M	~$20M - $40M [4]	~$115M - $125M
U.K. SAR	~$230M - $240M	~$65M - $75M [4]	~$45M - $50M
Eastern	~$90M - $100M	~($5M) - $0M [4]	~$10M - $12M
Airnorth	~$80M - $90M	~($5M) - $0M [4]	~$8M - $10M
Total	~$1.25B - $1.35B	~$80M - $110M [4]	~$185M - $195M

G&A expense	~$150M - $170M
Depreciation expense	~$115M - $125M
Total aircraft rent [5]	~$160M - $165M
Total non-aircraft rent [5]	~$25M - $30M
Interest expense	~$100M - $110M
Non-aircraft capex	~$30M annually
Aircraft Sale Proceeds	~$20M annually
_____________

(1)	FY19 guidance assumes FX rates as of September 30, 2018.

(2)	Operating revenue, adjusted EBITDA and rent for oil and gas includes corporate and other revenue and the impact of corporate overhead expenses.

(3)
Adjusted EBITDA for U.K. SAR and fixed wing (Eastern/Airnorth) excludes corporate overhead allocations consistent with financial reporting. Adjusted EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to adjusted EBITDA is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(4)	Updated from guidance provided in August 2018.

(5)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017

	(In thousands, except percentages and per share amounts)
Net loss	$(143,673)	$(31,396)	$(175,714)	$(87,142)
Loss on disposal of assets	1,293	8,526	2,971	7,827
Special items	121,194	2,676	122,913	13,542
Depreciation and amortization	30,489	31,381	61,430	62,437
Interest expense	27,662	18,717	54,985	34,952
Provision (benefit) for income taxes	(15,655)	2,474	(18,506)	15,965
Adjusted EBITDA	$21,310	$32,378	$48,079	$47,581

Benefit (provision) for income taxes	$15,655	$(2,474)	$18,506	$(15,965)
Tax provision (benefit) on loss on disposal of assets	104	5,618	(300)	10,191
Tax provision (benefit) on special items	(6,405)	2,782	(6,413)	14,178
Adjusted benefit for income taxes	$9,354	$5,926	$11,793	$8,404

Effective tax rate (1)	9.8%	(8.6)%	9.5%	(22.4)%
Adjusted effective tax rate (1)	25.4%	33.4%	17.3%	16.9%

Net loss attributable to Bristow Group	$(144,190)	$(31,209)	$(176,298)	$(86,484)
Loss on disposal of assets	1,397	14,144	2,671	18,018
Special items	114,789	5,458	116,500	27,720
Adjusted net loss	$(28,004)	$(11,607)	$(57,127)	$(40,746)

Diluted loss per share	$(4.03)	$(0.88)	$(4.94)	$(2.45)
Loss on disposal of assets	0.04	0.40	0.07	0.51
Special items	3.21	0.15	3.26	0.79
Adjusted diluted loss per share	(0.78)	(0.33)	(1.60)	(1.16)
_____________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net loss. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net loss. Tax provision (benefit) on loss on disposal of assets and tax provision (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of assets or special item.

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017

	(In thousands)
Net cash generated by (used in) operating activities	$17,217	$15,845	$(26,902)	$(35,334)
Capital expenditures	(8,407)	(11,764)	(17,302)	(24,317)
Proceeds from asset dispositions	688	269	8,462	42,244
Free cash flow	$9,498	$4,350	$(35,742)	$(17,407)

Net cash provided by (used in) investing activities	$(7,719)	$(11,495)	$(8,840)	$17,927

Net cash provided by (used in) financing activities	$(16,565)	$11,330	$(31,418)	$10,157

The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the three months ended September 30, 2018:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$(11,414)	$1,465	$1,813	$(6,988)	$(113,274)	$(1,293)	$(129,691)
Depreciation and amortization expense	12,189	3,665	7,310	4,054	3,271		30,489
Interest income	18	2	1	34	1,174		1,229
Other income (expense), net	(1,836)	(27)	(332)	(1,123)	114		(3,204)
Special items and loss on asset disposal	20,908	—	169	1,023	99,094	1,293	122,487
Adjusted EBITDA	$19,865	$5,105	$8,961	$(3,000)	$(9,621)	$—	$21,310

Adjusted EBITDA margin	10.2%	13.7%	15.5%	(6.4)%			6.4%

Rent expense	$31,179	$2,146	$6,334	$8,281	$1,651		$49,591
The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the three months ended September 30, 2017:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$9,854	$7,835	$7,483	$(5,903)	$(23,689)	$(8,526)	$(12,946)
Depreciation and amortization expense	12,196	3,590	6,998	5,058	3,539		31,381
Interest income	2	4	26	26	96		154
Other income (expense), net	1,921	1,031	(12)	827	(1,180)		2,587
Special items and loss on asset disposal	(23)	157	70	1,417	1,055	8,526	11,202
Adjusted EBITDA	$23,950	$12,617	$14,565	$1,425	$(20,179)	$—	$32,378

Adjusted EBITDA margin	12.2%	25.9%	24.0%	2.6%			9.0%

Rent expense	$36,851	$2,176	$5,191	$10,595	$2,411		$57,224
We determined that during the three months ended June 30, 2018, we had incorrectly allocated a foreign currency transaction gain and loss between two regions: Europe Caspian and Corporate and other with no impact to consolidated adjusted EBITDA or consolidated other income. This resulted in an overstatement of adjusted EBITDA and other income for Europe Caspian region of $6.9 million and an understatement of adjusted EBITDA and other income for Corporate and other of $6.9 million during the three months ended June 30, 2018. We have corrected the adjusted EBITDA and other income for these regions for three months ended June 30, 2018. There is no impact on the three or six months ended September 30, 2018.

The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the six months ended September 30, 2018:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$10,514	$2,606	$(5,774)	$(7,959)	$(129,905)	$(2,971)	$(133,489)
Depreciation and amortization expense	24,944	7,079	14,191	8,409	6,807		61,430
Interest income	32	3	2	52	1,319		1,408
Other income (expense), net	(8,127)	736	(71)	(3,733)	4,041		(7,154)
Special items and loss on asset disposal	21,296	—	206	2,317	99,094	2,971	125,884
Adjusted EBITDA	$48,659	$10,424	$8,554	$(914)	$(18,644)	$—	$48,079

Adjusted EBITDA margin	12.0%	14.4%	7.7%	(0.9)%			7.0%

Rent expense	$63,175	$4,268	$12,932	$16,398	$2,899		$99,672
The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the six months ended September 30, 2017:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$14,225	$17,883	$6,227	$(18,433)	$(49,639)	$(7,827)	$(37,564)
Depreciation and amortization expense	24,018	6,666	13,997	10,868	6,888		62,437
Interest income	6	83	53	44	182		368
Other income (expense), net	1,585	1,162	195	1,065	(3,036)		971
Special items and loss on asset disposal	268	206	269	2,161	10,638	7,827	21,369
Adjusted EBITDA	$40,102	$26,000	$20,741	$(4,295)	$(34,967)	$—	$47,581

Adjusted EBITDA margin	10.5%	26.4%	17.5%	(4.2)%			6.8%

Rent expense	$73,304	$4,376	$12,185	$21,549	$4,485		$115,899

	Three Months Ended September 30, 2018
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Loss on impairment (1)	$(117,220)	$(101,105)	$(2.83)
Organizational restructuring costs (2)	(2,727)	(2,392)	(0.07)
Transaction costs (3)	(1,247)	(985)	(0.03)
Tax items (4)	—	(10,307)	(0.29)
Total special items	$(121,194)	$(114,789)	(3.21)

	Three Months Ended September 30, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (2)	$(2,676)	$(2,237)	$(0.06)
Tax items (4)	—	(3,221)	(0.09)
Total special items	$(2,676)	$(5,458)	(0.15)

	Six Months Ended September 30, 2018
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Loss on impairment (1)	$(117,220)	$(101,105)	(2.83)
Organizational restructuring costs (2)	(4,446)	(4,103)	(0.11)
Transaction costs (3)	(1,247)	(985)	(0.03)
Tax items (4)	—	(10,307)	(0.29)
Total special items	$(122,913)	$(116,500)	(3.26)

	Six Months Ended September 30, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (2)	$(12,350)	$(8,838)	(0.25)
Loss on impairment (1)	(1,192)	(775)	(0.02)
Tax items (4)	—	(18,107)	(0.51)
Total special items	$(13,542)	$(27,720)	(0.79)
_____________

(1)
Loss on impairment for the three and six months ended September 30, 2018 includes $87.5 million for the impairment of H225 aircraft, $8.9 million for the impairment of H225 inventory, and $20.8 million for the impairment of Eastern Airways assets including $17.5 million for aircraft and equipment, $3.0 million for intangible assets and $0.3 million for inventory. Loss on impairment for the six months ended September 30, 2017 includes impairment charge on inventory used on our training fleet.

(2)
Organizational restructuring costs include severance expense related to separation programs across our global organization designed to increase efficiency and cut costs as well other restructuring costs.

(3)	Relates to transaction costs included in general and administrative expense, resulting from the announced agreement to acquire Columbia Helicopters.

(4)	Relates to non-cash adjustments related to the valuation of deferred tax assets.